James Hawley, CFO                 or             Ehren Lister, Account Executive
CIMA LABS INC.                                   Sharon Merrill Associates, Inc.
(952) 947-8700                                   (617) 542-5300
jim.hawley@cimalabs.com                          elister@investorrelations.com


                     CIMA LABS ANNOUNCES SECOND-QUARTER 2003
                                FINANCIAL RESULTS

         OPERATING INCOME UP 117% ON 79% YEAR-OVER-YEAR REVENUE INCREASE

July 31, 2003--Eden Prairie, MN--CIMA LABS INC. (NASDAQ NMS: CIMA) today reported record results for the second quarter ended June 30, 2003.

     o Revenues increased 79% year-over-year to $18.3 million, from $10.2 million in the second quarter of 2002, and rose 10% sequentially from $16.7 million in the first quarter of 2003.

     o Operating income was $4.2 million (23.2% of revenue), a 117% increase from the second quarter of 2002. In addition, CIMA's operating income increased 10% sequentially from $3.9 million (23.2% of revenues) in the first quarter of 2003, despite higher-than-anticipated legal costs associated with a patent defense claim.

     o Other income, principally investment income, declined approximately 56% year-over-year to $849,000 in the second quarter of 2003 due to lower reinvestment rates.

     o Net income was $3.7 million, or $0.25 per share on a diluted basis, compared with second-quarter 2002 net income of $4.2 million, or $0.28 per diluted share. The year-over-year decline in net income reflects CIMA recording approximately $1.4 million in income tax provisions during the quarter, compared to a small tax benefit recorded in the second quarter of 2002.

"This was another very good quarter for CIMA," said Steven B. Ratoff, chairman and interim CEO. "CIMA operated at full capacity during the second quarter, as our sales of Remeron SolTabs and Alavert to CIMA's partners remained strong. Higher absorption of fixed costs, together with a favorable manufacturing mix, resulted in substantially improved product gross margins. As a result, we hit the middle of our second-quarter guidance range for revenue and the top of the range for earnings. At the same time, we made excellent progress in our product development pipeline activities."

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CIMA SECOND-QUARTER FINANCIAL RESULTS / 2

"Remeron SolTabs, Organon's orally disintegrating tablet (ODT) medication for depression, remained CIMA's largest revenue contributor in the second quarter," said Ratoff. "Even after reaching an all-time high in the first quarter of 2003, our Remeron shipments increased sharply again this quarter and were the major factor in our $2.2 million sequential increase in product sales. Organon has reported that Remeron SolTabs sales have held up well in the United States, despite competition from generic forms of standard Remeron. Internationally, primarily in the European Community, Organon has been aggressively marketing SolTabs as a line extension or a replacement for their conventional Remeron tablet. As a result, about two-thirds of CIMA's Remeron SolTab shipments went to offshore markets during the second quarter."

"Although our partner Wyeth has not disclosed its second-quarter results for ODT forms of Alavert, CIMA's recent sales numbers suggest that this new over-the-counter ODT antihistamine has been performing well since its launch in December 2002," Ratoff said. "Alavert has consistently been our number-two revenue contributor through the first half of 2003, though product sales to Wyeth during the second quarter declined sequentially compared with an extremely strong Q1. Based on Wyeth's production forecasts, however, we believe that Alavert will continue to be an important factor in CIMA's growth going forward."

"We continued to make significant advances in our product pipeline activities during the second quarter," Ratoff said. "As we previously indicated, we are expecting our partners to launch one or two new products before the end of 2003, and three to five new products in 2004. CIMA remains on-track with respect to its previously announced partnerships, and our collaborative product pipeline continues to expand. Earlier this month we announced our newest collaboration -- a license and supply agreement for an orally disintegrating prescription anti-inflammatory -- which is expected to generate in excess of $7 million in milestone payments and development fees during its initial phase. In addition, late in the second quarter Wyeth launched a pediatric form of Alavert under the Dimetapp brand, which should support the continued strength of this product during the second half of 2003."

"At the same time, CIMA moved further toward completing preparations for the Phase III clinical trials of OraVescent Fentanyl -- our first proprietary product," Ratoff said. "We remain on an aggressive schedule for an FDA filing for OraVescent Fentanyl by the end of 2004 and a potential partner launch in late 2005."

Commenting on the Company's manufacturing capacity expansion efforts, Chief Operating Officer John Hontz, Ph.D., said, "CIMA's manufacturing operations ran round-the-clock during the second quarter to satisfy our partners' product demand. As a result, we increased our production volume for the quarter by 46%. At the same time, we completed the installation and initial testing of our first bottled tablet manufacturing line, which should provide us with annual capacity of 700 million bottled tablets beginning late this year. We're also about to start construction of a third production line for blister-packaged tablets. This new line is designed to increase our annual blister-packaged capacity from 600 million to 1 billion tablets, and we expect it to be operational during the first quarter of 2004."


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                                     (more)

CIMA SECOND-QUARTER FINANCIAL RESULTS / 3

FINANCIAL REVIEW

"Sales of branded prescription and over-the-counter orally disintegrating tablets that CIMA manufactures for its partners increased 164% year-over-year and nearly 22% sequentially to $12.3 million in the second quarter of 2003," said James Hawley, CIMA's chief financial officer. "Remeron SolTabs and Alavert dominated our production mix during the quarter."

"Product development fees and license revenue were roughly flat on a sequential basis but were down 48% from the second quarter of 2002," Hawley said. "This revenue is affected by the timing of milestone payments and project development work. Both of these factors can vary from quarter to quarter, but we expect this revenue category to improve in the second half of the year."

"Royalty revenue declined by approximately 11% from the first quarter, but increased 77% from the second quarter last year," Hawley said. "The sequential decline primarily resulted from lower Alavert royalties compared with the high level of first-quarter Alavert royalties associated with the product's fourth-quarter 2002 launch. In addition, some of our Q2 Alavert manufacturing was bulk product for repackaging by Wyeth, so royalties associated with a certain portion of this bulk production are expected in the third quarter. The sequential decline also reflected unusually high Zomig-ZMT royalties in Q1, reflecting a move by distributors to build their Zomig-ZMT inventories prior to a price increase that went into effect on April 1. The year-over-year increase in royalty payments was attributable to the increase in partner sales of Remeron SolTabs, Alavert and Zomig-ZMT compared with the same period last year."

"The quality of our earnings continues to improve as our business matures," Hawley said. "Operating income accounted for 83% of CIMA's total pre-tax income in the second quarter of 2003. In comparison, operating income represented 78% of pre-tax income in the sequential first quarter and 50% in the second quarter of 2002, when fully half of our pre-tax income was generated by investment income. We made this progress despite anticipated increases in expenses for management transition and Sarbanes-Oxley Act compliance, as well as higher-than-expected costs related to patent defense litigation."

CIMA used approximately $500,000 of its remaining tax benefits in the second quarter, with the remaining $1.3 million to be recognized during the second half of 2003. CIMA's effective tax rate for the second quarter was 27.6%. The company expects its effective tax rate for the remaining quarters of 2003 to be in the range of 27%-29%. A normalized tax rate of approximately 37.5% is expected to apply to CIMA's earnings subsequent to recognizing the remaining tax benefits. Earnings per diluted share at the fully taxed rate of 37.5% would have been $0.22 for the second quarter of 2003 compared with $0.17 for the second quarter of 2002. CIMA's fully taxed earnings per share are a non-GAAP financial measure that the Company is using to provide a comparison to prior quarters. A reconciliation of fully taxed earnings per share to the comparable GAAP financial measure is included in the statements incorporated as part of this news release.


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                                     (more)

CIMA SECOND-QUARTER FINANCIAL RESULTS / 4

CIMA's cash and available-for-sale securities totaled $133.7 million at the end of the second quarter of 2003, compared with $131.7 million at December 31, 2002. The Company continued to have no debt on its balance sheet at the end of the second quarter of 2003.

OUTLOOK
"The progress CIMA is making in every aspect of its business -- current partnerships, future partnerships and proprietary product development -- suggests that we are well on our way toward meeting, and in some cases surpassing, all of our stated objectives for 2003," Ratoff said. "Looking farther ahead, within the next three years CIMA's partners have the potential to launch as many as 10 new products incorporating CIMA's technologies including our first proprietary product -- OraVescent Fentanyl. This will not only reinforce our leadership position in orally disintegrating dosage forms, but also further diversify our revenue and profit base."

"Our forecast for 2003 product sales and royalty revenues indicates that our previous 2003 revenue guidance remains on target," Ratoff said. "Our previous earnings guidance remains on target as well. Although CIMA's effective tax rate should be lower than previously anticipated in the second half of 2003, a less favorable manufacturing mix, increased litigation expense and higher proprietary development costs are expected to offset the lower tax rate."

THIRD-QUARTER AND FULL-YEAR 2003 GUIDANCE
For the third quarter of 2003, CIMA expects revenues to be in the range of $19 million to $20.5 million. Earnings per diluted share, based on an anticipated tax rate of 27%-29% and lower manufacturing margins, are expected to be in the range of $0.24 to $0.27.

For the full year 2003, the Company continues to expect revenue to be in the range of $70 million to $75 million. Earnings per share, based on the Company's new anticipated full-year tax rate of approximately 28-30%, are expected to be in the range of $1.07 to $1.17 per diluted share.

SECOND-QUARTER CONFERENCE CALL AND REPLAY
CIMA will review its second-quarter operating results in a conference call at 4:30 p.m. ET today. A replay of the conference call will be available for one week by dialing 719-457-0820 and providing the 514361 confirmation code. Investors also can listen to the conference call at www.cimalabs.com. Listeners should go to the Web site at least 15 minutes before the scheduled start time to download and install any necessary audio software.

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CIMA SECOND-QUARTER FINANCIAL RESULTS / 5

ABOUT CIMA LABS INC.
CIMA develops and manufactures prescription and over-the-counter products based upon its proprietary, oral disintegration drug delivery technologies, OraSolv(R) and DuraSolv(R). Based on its technologies, an active drug ingredient, which the Company frequently taste-masks, is formulated into a new, orally disintegrating dosage form that dissolves quickly in the mouth without chewing or the need for water. CIMA's business involves a dual operating strategy. The Company develops and manufactures orally disintegrating versions of drugs for pharmaceutical company partners for whom CIMA currently produces three branded prescription pharmaceuticals and three over-the-counter brands. CIMA also is developing proprietary products utilizing its oral disintegration technologies, as well as its new OraVescent(R) enhanced absorption, transmucosal drug delivery system.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to CIMA's financial expectations for earnings and revenues for the third quarter and full year 2003, the future success of products marketed by CIMA's partners, CIMA's expected effective tax rate, the timing of the introduction of new products incorporating CIMA's technologies and the receipt of product development fees, and the Company's manufacturing capacity. A number of factors could cause actual results to differ materially from CIMA's assumptions and expectations. These factors include the successful completion of feasibility projects, consumer acceptance of products incorporating CIMA's technologies, the receipt of firm orders for these products, the success of pharmaceutical companies in marketing products incorporating CIMA's technologies, production costs, production yields, agreeing to commercial terms with pharmaceutical companies for new collaborative development and license agreements, capacity utilization of product development and manufacturing resources, the outcome of tests in humans of proposed products, returns on investments, and recognition of income tax benefits. Additional factors that may cause actual results to differ from CIMA's assumptions and expectations include those set forth under the heading "Factors That Could Affect Future Results" included in CIMA's most recent filings with the Securities and Exchange Commission, including the Company's Form 10-Q for the period ended March 31, 2003. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

Financial Statements Follow . . .

                            CONDENSED INCOME STATEMENT
                        (in thousands, except per share)


                                                                      Unaudited                              Unaudited
                                                                Three Months Ended                      Six Months Ended
                                                                      June 30                                June 30
                                                        ------------------------------------   -----------------------------------
                                                               2003                2002               2003                2002
                                                        ----------------    ----------------   ----------------    ---------------
Operating Revenues:
  Net sales                                                    $ 12,252             $ 4,639           $ 22,320            $ 8,877
  Product development fees and licensing                          1,594               3,060              3,197              5,367
  Royalties                                                       4,426               2,501              9,428              4,339
                                                        ----------------    ----------------   ----------------    ---------------
Total operating revenues                                         18,272              10,200             34,945             18,583

Operating expenses:
  Cost of goods sold                                              7,434               3,743             15,202              7,028
  Research and product development                                2,703               2,445              5,210              4,455
  Selling, general and administrative                             3,895               2,054              6,429              3,644
                                                        ----------------    ----------------   ----------------    ---------------
Total operating expenses                                         14,032               8,242             26,841             15,127

Operating income                                                  4,240               1,958              8,104              3,456

Other income                                                        849               1,937              1,915              3,676
                                                        ----------------    ----------------   ----------------    ---------------

Income before provision for taxes                                 5,089               3,895             10,019              7,132
Income tax expense (benefit)                                      1,405                (272)             3,177               (440)
                                                        ----------------    ----------------   ----------------    ---------------

Net income                                                     $  3,684             $ 4,167           $  6,842            $ 7,572
                                                        ================    ================   ================    ===============

Net income per basic share                                     $   0.26             $  0.29           $   0.48            $  0.53

Net income per diluted share                                   $   0.25             $  0.28           $   0.47            $  0.52

Weighted average of number of shares:
  Basic                                                          14,374              14,169             14,328             14,164
  Diluted                                                        14,759              14,631             14,683             14,631

Pro forma: assumes income before tax is subject
to tax at a normalized rate of 37.5% (unaudited):
    Net income as reported                                     $  3,684             $ 4,167           $  6,842            $ 7,572
    add back: Tax expense at as reported                          1,405                (272)             3,177               (440)
    less: tax expense at 37.5%                                   (1,908)             (1,461)            (3,757)            (2,674)
                                                        ----------------    ----------------   ----------------    ---------------

    Pro forma net income                                       $  3,181             $ 2,434           $  6,262            $ 4,458
    Pro forma net income per diluted share                     $   0.22             $  0.17           $   0.43            $  0.30
    Weighted average diluted shares                              14,759              14,631             14,683             14,631

                           SELECTED BALANCE SHEET DATA
                                 (in thousands)


                                                                        June 30, 2003       December 31, 2002
                                                                         (unaudited)            (audited)
Cash, cash equivalents and available-for-sale
securities - current & non-current                                           $133,740              $ 131,681
Trade accounts receivable, net                                                 12,909                 14,621
Inventories, net                                                                5,947                  4,082
Property, plant & equipment, net                                               70,520                 61,074
Deferred tax assets, net                                                        9,695                 11,414
Total assets                                                                  235,468                225,353
Current liabilities                                                            11,896                 12,052
Stockholders' equity                                                          223,572                213,301